                                                                   Exhibit (d)20

            Amendment No. 2 to the Investment Management Agreement
               between John Hancock Variable Series Trust I and
                      John Hancock Life Insurance Company

Reference is made to that certain Investment Management Agreement dated as of July 28, 1999, by and between John Hancock Variable Series Trust I and John Hancock Life Insurance Company (formerly "John Hancock Mutual Life Insurance Company"), as amended (the "Agreement").

The parties agree to amend the Agreement as follows:

15. The phrases "John Hancock Mutual Life Insurance Company" and "JHMLICO" are deleted wherever shown and the phrases "John Hancock Life Insurance Company" and "JHLICO" are respectively inserted in their place.

16. Subsection (d) of Section 5 of the Agreement, entitled "Investment Advisory Fee and Expense Limitation," is hereby deleted and the following inserted in its place:

         (d)      For the Small Cap Value Portfolio (formerly "Small/Mid Cap
                  Value"):

                      (i) 0.95% on an annual basis of the Current Net Assets of such Portfolio.


All other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and to take effect as of May 1, 2001.

ATTEST:                                  JOHN HANCOCK VARIABLE SERIES TRUST I


/s/ Arnold R. Bergman                    By:  /s/ Michele G. Van Leer
                                         Title: Chairman and CEO

ATTEST:                                  JOHN HANCOCK LIFE INSURANCE COMPANY


/s/ Arnold R. Bergman                    By:  /s/ Robert R. Reitano
                                         Title: Senior Vice President